UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Allmerica Financial Corporation

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ALLMERICA FINANCIAL CORPORATION

Notice of Annual Meeting

and Proxy Statement

Annual Meeting

of Shareholders

to be held

May 4, 2004

Allmerica Financial Headquarters

440 Lincoln Street

Worcester, Massachusetts

ALLMERICA FINANCIAL CORPORATION

440 Lincoln Street

Worcester, Massachusetts 01653

April 5, 2004

TO	OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of Allmerica Financial Corporation to be held on Tuesday, May 4, 2004, at 9:00 a.m. local time, at the Company’s headquarters in Worcester, Massachusetts.

The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the meeting. Your vote is important. At your earliest convenience, please sign and return the enclosed proxy card in the envelope provided. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the meeting.

Sincerely,

Frederick H. Eppinger

President and Chief Executive Officer

ALLMERICA FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2004

To the Shareholders of

Allmerica Financial Corporation:

The Annual Meeting of Shareholders of Allmerica Financial Corporation (“AFC” or the “Company”) will be held at AFC’s headquarters, 440 Lincoln Street, Worcester, Massachusetts 01653 on Tuesday, May 4, 2004, at 9:00 a.m. local time, for the purpose of considering and voting on:

1.	Election of three individuals to the Board of Directors;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent public accountants of AFC for 2004;

3.	Approval of the Short-Term Incentive Compensation Plan; and

4.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed March 22, 2004 as the record date for determining the shareholders of AFC entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The Company’s 2003 Annual Report to Shareholders is enclosed with the mailing of this Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card.

By Order of the Board of Directors

CHARLES F. CRONIN

Vice President and Secretary

Worcester, Massachusetts

April 5, 2004

Your vote is important. Whether or not you plan to attend the meeting, you are requested to sign, date and mail promptly the enclosed proxy. A return envelope, which requires no postage if mailed in the United States, is enclosed for that purpose. If you do attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

2004 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING	1
What is the purpose of the Annual Meeting?	1
Who is entitled to vote at the Meeting?	1
What are the voting rights of the holders of Allmerica Financial Corporation common stock?	1
Who is soliciting my vote?	1
How does the Board recommend I vote?	1
How many shares are entitled to vote at the Meeting?	1
How many votes must be present to hold the Meeting?	2
What vote is required to approve each item?	2
How do I vote?	2
How do I vote by proxy?	2
Can I change my vote after I return my proxy card?	2
How do participants in the Employees’ 401(k) Matched Savings Plan or the Agents’ Retirement Plan vote their shares?	3
Who can attend the Meeting?	3

STOCK OWNERSHIP	4
Who are the largest owners of the Company’s stock?	4
How much stock do the Company’s directors and executive officers own?	5

ITEM I—ELECTION OF DIRECTORS	6
Nominees for Director	6
Directors Continuing in Office	7
How does the Board determine which directors are considered independent?	8
Who is the director chosen to preside at executive sessions of the Board?	8
How often did the Board meet during fiscal 2003?	9
What committees has the Board established?	9
What is the process for consideration of Director Nominees?	10
How can shareholders communicate with the Board?	11
Are directors expected to attend annual meetings?	11
How are the directors compensated?	11
Director Retirement Policy	12

EXECUTIVE COMPENSATION	13
Summary Compensation Table	13
Option Grants in Last Fiscal Year	15
Year-End 2003 Option Value Table	16
Equity Compensation Plan Information	16
Employment and Severance Agreements and Non-Solicitation Agreements	17
Employment Continuity Plan	18
Pension Benefits	18
Compensation Committee Report	19

ALLMERICA FINANCIAL CORPORATION

440 Lincoln Street

Worcester, Massachusetts 01653

PROXY STATEMENT

We are mailing this Proxy Statement, with the accompanying proxy card, to shareholders on or about April 5, 2004. We are providing this material in connection with the solicitation of proxies by the Board of Directors of Allmerica Financial Corporation (“AFC” or the “Company”) for use at the Annual Meeting of Shareholders of AFC to be held on May 4, 2004 (the “Annual Meeting”).

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the following matters:

■	The election of directors,
■	The ratification of the Company’s independent accountants, and
■	The approval of the Short-Term Incentive Compensation Plan.

Any other business that properly comes before the 2004 Annual Meeting of Shareholders (“the Meeting”) also will be considered. In addition, management will report on the performance of the Company and respond to questions from shareholders.

Who is entitled to vote at the Meeting?

Only shareholders of record at the close of business on March 22, 2004 (the “Record Date”) are entitled to vote at the Meeting.

What are the voting rights of the holders of Allmerica Financial Corporation common stock?

Each share of Common Stock entitles its holder to one vote.

Who is soliciting my vote?

The Board of Directors of Allmerica Financial Corporation is soliciting your vote at the 2004 Annual Meeting of Shareholders.

How does the Board recommend I vote?

Our Board recommends that you vote your shares “FOR” each nominee to the Board, “FOR” the ratification of the independent public accountants for the 2004 fiscal year, and “FOR” the approval of the Short-Term Incentive Compensation Plan.

How many shares are entitled to vote at the Meeting?

As of the Record Date, 53,218,780 shares of AFC’s common stock, par value $.01 per share (the “Common Stock”), were outstanding and entitled to be voted.

How many votes must be present to hold the Meeting?

A quorum (a majority of issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) must be present either in person or by proxy. Votes withheld from a director nominee, abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum but will not be counted as votes cast. A “broker non-vote” occurs when a broker holding shares for a beneficial owner returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

What vote is required to approve each item?

A plurality of the votes properly cast is required to elect the director nominees. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Only votes “FOR” or “WITHHELD” will affect the outcome. Abstentions are not counted for the election of directors. A majority of the votes properly cast is required to ratify the appointment of the Company’s independent public accountants and to approve the Short-Term Incentive Compensation Plan.

How do I vote?

You may either vote in person at the Annual Meeting or by proxy without attending the Meeting.

How do I vote by proxy?

If you are a registered shareholder (that is, if you hold Allmerica Financial Corporation stock certificates directly in your name), you may vote by mail. The shares of Common Stock represented by the enclosed proxy will be voted as directed by you, the shareholder, or, if the proxy card is signed and returned without instructions, in favor of the election of the director nominees designated herein, in favor of the ratification of PricewaterhouseCoopers LLP as AFC’s independent public accountants for 2004 and in favor of the Short-Term Incentive Compensation Plan.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held “in street name”, and these proxy materials are being forwarded to you together with voting instructions. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.

The enclosed proxy also confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date of this notice, management is not aware of any other matters to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the proxies solicited hereby will be voted in accordance with the recommendation of the Board of Directors.

Can I change my vote after I return my proxy card?

Yes, any shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Secretary. Any shareholder of record attending the Annual Meeting may vote in person whether or not the shareholder has previously filed a proxy. Shares held beneficially in street name may be voted in person only if you obtain and bring to the meeting a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Presence at the Annual Meeting by a shareholder who has signed a proxy, however, does not in itself revoke the proxy.

How do participants in the Employees’ 401(k) Matched Savings Plan or the Agents’ Retirement Plan vote their shares?

If you are a participant in The Allmerica Financial Employees’ 401(k) Matched Savings Plan or The Allmerica Financial Agents’ Retirement Plan and you have shares of AFC Common Stock allocated to your account, you may provide voting instructions to the trustees under the Plans by completing and returning the enclosed proxy card. The trustee will vote the shares allocated to your account in accordance with your duly executed instructions. If you do not send instructions, the trustee will not vote your shares. Your voting instructions will be kept confidential by the trustee.

Who can attend the Meeting?

The Meeting is open to all shareholders of the Company and to invited guests of the Board of Directors. Individuals who hold shares in “street name” may be required to provide a brokerage account statement or some other proof of their share ownership.

AFC’s Annual Report to Shareholders for the fiscal year ended December 31, 2003, including financial statements for AFC and its subsidiaries and the report of PricewaterhouseCoopers LLP thereon, accompanies this Proxy Statement. The Annual Report to Shareholders is neither a part of this Proxy Statement nor incorporated herein by reference.

STOCK OWNERSHIP

Who are the largest owners of the Company’s stock?

The following table lists the persons who, to the best of the Company’s knowledge, are “beneficial owners” (as defined in regulations of the SEC) of more than 5 percent of the outstanding shares of the Company’s common stock as of March 22, 2004.

Name and Address of Principal Shareholder	Shares Beneficially Owned		Percent of Common Stock
Hotchkis & Wiley Capital Management LLC 725 South Figuerora Street, 39th Floor Los Angeles, CA 90017	7,736,920	(1)	14.6

FMR Corp. 82 Devonshire Street Boston, MA 02109	6,018,501	(2)	11.3

(1)	Based on a Schedule 13G/A dated February 10, 2004 filed by Hotchkis & Wiley Capital Management LLC, which has sole dispositive power over 7,568,320 shares and sole voting power over 6,313,320 shares.
(2)	Based on a Schedule 13G/A dated February 17, 2004 filed by FMR Corp. FMR Corp. and Edward C. Johnson have sole dispositive power over 6,018,501 shares and sole voting power over 837,722 shares.

As of March 22, 2004, there were no persons other than Hotchkis & Wiley Capital Management LLC and FMR Corp. known to AFC to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

How much stock do the Company’s directors and executive officers own?

The following table sets forth information regarding the number of shares of AFC’s Common Stock owned as of March 22, 2004 by (i) each director of AFC, (ii) the named executive officers in the Summary Compensation Table appearing later in this Proxy Statement and (iii) all executive officers and directors of AFC as a group. This information has been furnished by the persons listed in the table.

Name of Beneficial Owner	Shares Owned*
Michael P. Angelini	20,953	(1)
Frederick H. Eppinger	17,079
Gail L. Harrison	4,168	(2)
J. Kendall Huber	56,441	(3)
Mark A. Hug	47,724	(4)
M Howard Jacobson	8,669
John P. Kavanaugh	120,540	(5)
Wendell J. Knox	4,204	(6)
Robert J. Murray	10,269
Edward J. Parry, III	92,867	(7)
Joseph W. Ramrath	2,000	(8)
Robert P. Restrepo, Jr.	—	(9)
John R. Towers	3,377	(10)
Herbert M. Varnum	12,000	(11)

Directors and executive officers as a group (16 persons)	467,642	(12)	0.9% of shares of AFC Common Stock outstanding

*	Each of the amounts represents less than 1% of the outstanding shares of Common Stock as of March 22, 2004. As to shares listed in the table, each person has sole voting and investment power, except as indicated in other footnotes to this table. Certain directors and executive officers have deferred receipt of certain stock grants including grants of restricted stock. Deferred stock is held in a rabbi trust (the “Rabbi Trust”), the trustee of which is a subsidiary of State Street Corporation. As of March 22, 2004, the Rabbi Trust held 26,771 shares of AFC common stock pursuant to deferrals by directors and executive officers. These shares may be voted by the trustee of the Rabbi Trust. For information regarding specific deferrals, please refer to the notes below.
(1)	Excludes 1,914 shares held by the Rabbi Trust, the receipt of which Mr. Angelini has deferred.
(2)	Excludes 5,369 shares held by the Rabbi Trust, the receipt of which Ms. Harrison has deferred.
(3)	Mr. Huber shares voting and investment power with his wife with respect to 9,000 shares. Includes 42,500 shares underlying options exercisable within 60 days. Excludes 748 shares held by the Rabbi Trust.
(4)	Includes 38,000 shares underlying options exercisable within 60 days. Mr. Hug resigned as an officer of the Company effective February 27, 2004.
(5)	Includes 481 shares held for the benefit of Mr. Kavanaugh by the trustees of the Company’s 401(k) Matched Savings Plan (the “401(k) Plan”) and 86,500 shares underlying options exercisable within 60 days.
(6)	Mr. Knox shares voting and investment power with his wife. Excludes 2,985 shares held by the Rabbi Trust, the receipt of which Mr. Knox has deferred.
(7)	Includes 29 shares held for the benefit of Mr. Parry by the trustees of the 401(k) Plan and 68,500 shares underlying options exercisable within 60 days. Excludes 14,255 shares held by the Rabbi Trust.
(8)	Mr. Ramrath shares voting and investment power with his wife.
(9)	Mr. Restrepo resigned as an officer of the Company effective September 18, 2003.
(10)	Mr. Towers shares voting and investment power with his wife. Excludes 1,500 shares held by the Rabbi Trust, the receipt of which Mr. Towers has deferred.
(11)	Mr. Varnum shares voting and investment power with his wife.
(12)	Includes 2,306 shares held by the trustees of the 401(k) Plan, and 294,100 shares underlying options exercisable within 60 days; excludes 26,771 shares held by the Rabbi Trust. See notes 1 through 11 above.

ITEM I

ELECTION OF DIRECTORS

The Board of Directors has ten members and consists of three classes as nearly equal in number as possible, whose terms end in successive years. The directors whose term will expire at this year’s Annual Meeting, Michael P. Angelini, Edward J. Parry, III and Herbert M. Varnum have been nominated for re-election to a three-year term ending at the 2007 Annual Meeting of Shareholders. Mr. Terrence Murray resigned from the Board as of July 2002 and Mr. John F. O’Brien resigned as of November 2003. Mr. Samuel J. Gerson passed away on July 12, 2003.

The Board of Directors recommends a vote FOR all nominees. All nominees have indicated their willingness to serve and, unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of the nominees.

In the event that any of the nominees should be unavailable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any of the nominees will be unavailable to serve.

Information as to each nominee and as to directors continuing in office follows:

Nominees for Director

Michael P. Angelini, 61, has been a director of AFC since its formation in February 1995 and Chairman of the Board since November 2002, and was a director of First Allmerica Financial Life Insurance Company (“FAFLIC”), a subsidiary of AFC, from 1984 to 1996. Mr. Angelini is Chairman of the law firm of Bowditch & Dewey LLP, Worcester, Massachusetts, with which he has been associated since 1968, and is a director of Commerce Bank & Trust Company, a regional bank headquartered in Worcester, Massachusetts. The Board has determined that Mr. Angelini is an independent director, based on the independence standards adopted by the Board and the requirements of the New York Stock Exchange (“NYSE”).

Edward J. Parry, III, 44, has been a director of AFC since December 2003. Mr. Parry is Executive Vice President and Chief Financial Officer of AFC. He has served as Chief Financial Officer of AFC since December 1996. Mr. Parry joined the Company in 1992. Prior to that Mr. Parry worked at the accounting firm then known as Price Waterhouse from 1987 until 1992. Mr. Parry is an employee of the Company, and therefore is not an independent director.

Mr. Parry is a member of the Investment Committee.

Herbert M. Varnum, 66, has been a director of AFC since 1995 and was a director of FAFLIC from 1979 to 1996. Mr. Varnum was employed by Quabaug Corporation, a manufacturing company, beginning in 1960 and served as its President and Chief Executive Officer from 1982 to 1989, and as its Chairman and Chief Executive Officer from January 1990 until his retirement in June 1995. The Board has determined that Mr. Varnum is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Mr. Varnum is Chairman of the Investment Committee and a member of the Nominating and Corporate Governance Committee.

Directors Continuing in Office

Frederick H. Eppinger, 45, has been a director and the Chief Executive Officer and President of AFC since August 2003. Prior to joining the Company, Mr. Eppinger was Executive Vice President of Property and Casualty Field and Service Operations for The Hartford Financial Services Group, Inc. From 2000 to 2001, he was Senior Vice President of Strategic Marketing for ChannelPoint, Inc., which specializes in business-to-business technology for insurance and financial service companies. Prior to that, he was a partner in the financial institutions group at McKinsey & Company, an international management consulting firm, which he joined in 1985. Mr. Eppinger began his career as a certified public accountant with Coopers & Lybrand. Mr. Eppinger is an employee of the Company, and therefore is not an independent director.

Mr. Eppinger’s term of office as director of AFC expires in 2006.

Gail L. Harrison, 56, has been a director of AFC since 1995 and was a director of FAFLIC from 1986 to 1996. Since May 2000, Ms. Harrison has been a principal at Powell Tate, a public affairs and communications firm and division of Weber Shandwick Worldwide. From 1981 until joining Powell Tate, she was affiliated with The Wexler Group, a government relations consulting firm, where she was a Founding Principal. The Board has determined that Ms. Harrison is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Ms. Harrison is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Her term of office as a director of AFC expires in 2006.

M Howard Jacobson, 71, has been a director of AFC since July 1997. From time to time since 1991, he was a Senior Advisor and Consultant to Bankers Trust Private Bank. Mr. Jacobson was for many years President and Treasurer and a director of Idle Wild Foods, Inc., a Fortune 500 company, until that company was sold in 1986. The Board has determined that Mr. Jacobson is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Mr. Jacobson is a member of the Compensation Committee and Audit Committee. His term of office as a director of AFC expires in 2005.

Wendell J. Knox, 56, has been a director of AFC since 1999. Mr. Knox is President and Chief Executive Officer of Abt Associates, a policy research and business consulting firm, where he has been employed since 1969. Mr. Knox is also a director of Eastern Bank, a mutually owned commercial bank. The Board has determined that Mr. Knox is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Mr. Knox is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. His term of office as a director of AFC expires in 2005.

Robert J. Murray, 62, has been a director of AFC since 1996. He has been Chairman of the Board of New England Business Service, Inc. (“NEBS”), a business-to-business direct marketing company, since 1995 and has served on the Board of Directors of NEBS since 1991. He was Chief Executive Officer of NEBS from 1995 until 2003. Prior to joining NEBS, Mr. Murray was an executive officer with The Gillette Company, Inc. Mr. Murray is also a director of Tupperware Corp., a consumer-direct seller of personal and household products, LoJack

Corporation, an automobile security system manufacturer, and Delhaize Group, an international food retailer based in Belgium. The Board has determined that Mr. Murray is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Mr. Murray is Chairman of the Audit Committee. His term of office as a director of AFC expires in 2005.

Joseph R. Ramrath, 46, has been a director of AFC since February, 2004. Mr. Ramrath has been Managing Director of Colchester Partners LLC, an investment banking and strategic advisory firm, since 2002. Mr. Ramrath was Executive Vice President and Chief Legal Officer of the United Asset Management division of Old Mutual plc, an international financial services firm headquartered in London, England, from 2000 to 2002. Prior to that he was Senior Vice President, General Counsel and Secretary of United Asset Management Corporation from 1996 until its acquisition by Old Mutual in 2000. Mr. Ramrath is also a director of New England Business Service, Inc. (“NEBS”). The Board has determined that Mr. Ramrath is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Mr. Ramrath is a member of the Audit Committee. His term of office as a director of AFC expires in 2006.

John R. Towers, 62, has been a director of AFC since 2000. Mr. Towers is Vice Chairman and Chief Administrative Officer of State Street Corp., a worldwide provider of institutional investment services, where he has served as an executive officer since 1994. The Board has determined that Mr. Towers is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Mr. Towers is Chairman of the Compensation Committee and a member of the Investment Committee. His term of office as a director of AFC expires in 2005.

How does the Board determine which directors are considered independent?

Under NYSE rules, a member of our Board of Directors only qualifies as “independent” if our Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In December 2003, our Board of Directors adopted Corporate Governance Guidelines that include standards to assist it in determining whether a director has a material relationship with the Company. The standards are identical to the standards established by the NYSE. The portion of the Guidelines addressing director independence and the full text of the Guidelines may be found at the Company’s web site, www.allmerica.com under “Corporate Governance.” For a printed copy of the Guidelines, shareholders should contact the Company’s Secretary, Allmerica Financial Corporation, 440 Lincoln Street, Worcester, MA 01653.

Our Board of Directors has determined that every director and director nominee is independent under these standards with the exception of Messrs. Eppinger and Parry, who are considered inside directors because of their employment as senior executives of the Company.

Who is the director chosen to preside at executive sessions of the Board?

In accordance with the Company’s Corporate Governance Guidelines, each year the Board elects from among its independent members either a non-executive Chairman of the Board or a lead director to serve as the Independent Presiding Director. The duties of the Independent Presiding Director are determined by the Board, and include presiding over meetings of non-management directors. Mr. Angelini, as the Chairman of the Board, is the Independent Presiding Director. The Board generally convenes in executive session in connection with regularly scheduled Board meetings (or at other times as deemed appropriate).

How often did the Board meet during fiscal 2003?

The Board of Directors held six regularly scheduled meetings and three additional meetings. All of the incumbent directors attended at least 75% of the Board and committee meetings held while they were members during 2003.

What committees has the Board established?

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees. The Board also has an Investment Committee. The current responsibilities of each of the committees are set forth in their charters, which are available on the Company’s web site www.allmerica.com, under “Corporate Governance”. For a printed copy of any of the committee charters, shareholders should contact the Company’s Secretary, Allmerica Financial Corporation, 440 Lincoln Street, Worcester, MA 01653.

Audit Committee

The Audit Committee is comprised of Messrs. Murray (Chair), Jacobson, Knox and Ramrath. The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience and satisfy the independence requirements of the Sarbanes-Oxley Act of 2002. The Board has determined that Messrs. Murray and Ramrath are each Audit Committee financial experts, as defined by SEC regulations. The Audit Committee, among other matters, is responsible for the retention, oversight and, when deemed appropriate, termination of the Company’s independent auditors. The Audit Committee reviews the arrangements for and the results of the auditors’ examination of the Company’s books and records, auditors’ compensation, internal accounting control procedures, and activities and recommendations of the Company’s internal auditors. It also reviews the Company’s accounting policies, control systems and compliance activities. The Audit Committee annually reviews and reassesses the adequacy of its Charter. The committee met five times and participated in an additional seven telephonic meetings during 2003.

Compensation Committee

The Compensation Committee is comprised of Mr. Towers (Chair), Ms. Harrison and Mr. Jacobson, each of whom the Board has determined to be independent pursuant to both the NYSE listing requirements and the Board’s independence guidelines (see the Corporate Governance Guidelines established by the Board and available at the Company’s web site www.allmerica.com under “Corporate Governance”). The Compensation Committee has oversight responsibility with respect to compensation matters involving directors and executive officers of AFC; produces an annual report on executive compensation for inclusion in the Company’s proxy statement; provides general oversight of the Company’s compensation structure, including compensation plans and benefits programs; and retains and approves the terms of the engagement of any outside compensation consultants, among other responsibilities set forth in the committee’s charter. The committee met eight times in 2003.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Mr. Knox (Chair), Ms. Harrison and Mr. Varnum, each of whom the Board has determined to be independent pursuant to both the NYSE listing requirements and the Board’s independence guidelines. The committee advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The committee met six times in 2003. The committee recommended this year’s candidates for reelection and recommended Board member committee assignments to the full Board of Directors.

Investment Committee

The Investment Committee is comprised of Messrs. Varnum (Chair), Parry and Towers. The Investment Committee reviews and evaluates, as may be appropriate, information relating to the Company’s investable assets, its investment policies, strategies, objectives and activities. The committee met once in 2003.

What is the process for consideration of Director Nominees?

The Nominating and Corporate Governance Committee may identify candidates for nomination to the Board through several resources, including recommendations of non-management directors, shareholders, the Chief Executive Officer, other executive officers, an outside search firm or other resources. Committee members may, as appropriate under the circumstances, review the backgrounds of candidates in light of the current needs of the Board, interview qualified candidates, conduct inquiries with references and review available information pertaining to the candidate’s qualifications.

Director Qualifications

The Nominating and Corporate Governance Committee believes that members of the Board and nominees for election to the Board should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. To maintain a majority of independent directors on the Board, as required by the Corporate Governance Guidelines established by the Board, the committee has a strong preference that nominees meet the independence standards established by the Board. Board members and nominees should demonstrate initiative, be participatory and contribute a perspective based on practical experience and mature judgment. The Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board. When evaluating a candidate for Board membership, the Nominating and Corporate Governance Committee and the Board will consider these factors, as well as diversity, age and availability to serve. In addition, without the approval of the Nominating and Corporate Governance Committee, nominees who are Chief Executive Officers (or others with similar responsibilities) should serve on no more than two other public company boards, and other nominees should serve on no more than three other public company boards.

Shareholder Nominees

The Nominating and Corporate Governance Committee will consider qualified director candidates recommended in writing by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Secretary of the Company, Allmerica Financial Corporation, 440 Lincoln Street, Worcester, Massachusetts 01653, giving the candidate’s name, biographical data, qualifications and confirmation that the candidate has agreed to serve if nominated and elected. All such submissions will be forwarded to the committee chairman. To allow the committee sufficient time to consider a candidate in advance of an annual meeting, shareholders should submit recommendations to the Secretary of the Company no later than December 31 of the year prior to the annual meeting. Shareholder-proposed candidates who meet the committee’s minimum qualification standards, discussed in the preceding paragraph, will be evaluated in the same manner as other candidates considered by the committee for Board nomination.

Pursuant to the Company’s by-laws, shareholders seeking to nominate a candidate for election to the Board of Directors without the approval of the Nominating and Corporate Governance Committee must deliver written notice of such nomination to the Company’s Secretary not less than 60 days nor more than 90 days prior to the Annual Meeting. The notice must set forth the name, address and AFC stockholdings of the shareholder submitting the nomination, as well as information concerning the nominee that is required to be disclosed pursuant to the Securities Exchange Act of 1934, as amended, in a proxy statement soliciting proxies for the election of such nominee as a director, including a signed consent of the nominee to be named in a proxy statement and to serve as a director, if elected. In addition, the notice must be accompanied by a petition signed by at least 100 record holders of AFC common stock representing in the aggregate at least one percent of the outstanding shares entitled to vote on the election of directors.

How can shareholders communicate with the Board?

Shareholders may communicate with the Board of Directors, including the non-management directors and the Independent Presiding Director (the Chairman of the Board), either by writing to the Allmerica Board of Directors, c/o General Counsel, 440 Lincoln Street, Worcester, Massachusetts, 01653, or by calling 1-866-656-4232. An independent third-party service answers all calls to this toll-free telephone number, and passes the caller’s information on to our General Counsel and our Director of Internal Audit, who in turn transmit the information to the appropriate member of the Board. Communications may be anonymous or confidential. Complaints relating to Allmerica’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Other concerns will be referred to the Chairman of the Board. All shareholder-related complaints and concerns will be received, processed and acknowledged by the Allmerica Board. Further information regarding communications with the Board of Directors may be found at the Company’s web site, www.allmerica.com under “Corporate Governance – Contact Allmerica Board”.

Are directors expected to attend annual meetings?

All directors are expected to attend the Company’s Annual Meeting of Shareholders. Last year, ten Board members, constituting all directors nominated for re-election and all directors continuing in office after the Meeting, were present at the 2003 Annual Meeting.

How are the directors compensated?

For the period from the 2003 Annual Meeting of Shareholders to this year’s Annual Meeting, non-employee directors received an annual retainer consisting of 1,500 shares of AFC Common Stock issued pursuant to the Non-Employee Director Stock Ownership Plan and three subsequent quarterly payments of $15,774 each so long as the director’s services were continuing. The Compensation Committee intended the value of the shares granted to each non-employee director (established as of the close of business on May 13, 2003) and the quarterly payments to equate to an annual retainer of approximately $73,000. Directors who join or depart the Board during the annual term receive a pro-rated retainer.

In addition to the annual retainer, chairpersons of committees received a $5,000 annual retainer, and non-employee directors of AFC received $1,500 per meeting of the Board of Directors and $1,000 for each meeting of a committee thereof that they attended. Directors who are unable to attend, in person, meetings of the Board or any committee, but who fully participate in any substantive meeting telephonically, or directors who participate in planned telephone meetings, will be paid a fee equal to one-half the regular Board or committee fee. All directors are reimbursed for reasonable travel and other expenses of attending meetings of the Board of Directors and its committees. Directors are eligible to purchase certain of the Company’s insurance products at rates or with features available to the Company’s employees generally.

Due to the increased duties required of the Chairman, in the absence of a president and chief executive officer beginning in November 2002, the Board decided in May 2003 to pay Mr. Angelini an additional Chairman’s retainer of $50,000 for the period from November 2002 through April 2003. For the period from the 2003 Annual Meeting of Shareholders to this year’s Annual Meeting, Mr. Angelini was paid a Chairman’s retainer totaling $175,000, reflecting the Chairman’s increased duties prior to the hiring late in the third quarter of 2003 of Mr. Eppinger as President and Chief Executive Officer. Mr. Angelini is not eligible to receive Board or Committee meeting fees during this period. The Company also provides him with office space at the Company and secretarial support.

Directors may defer receipt of their cash and stock compensation. Deferred cash amounts are accrued in a memorandum account and were credited with interest at 5.42% percent per annum in 2003. At the election of each director, cash deferrals of meeting fees may be converted to AFC stock at the time of deferral, with such stock issued pursuant to the Amended and Restated Non-Employee Director Stock Ownership Plan.

Director Retirement Policy

It is the policy of the Board of Directors that a director retire at the Annual Meeting of Shareholders following his or her attainment of age 70. A director who is first elected to the Board after the age of 65, however, may defer retirement until the Annual Meeting of Shareholders following his or her attainment of age 72. As noted in the 2003 Proxy Statement, due to a director’s decision not to stand for re-election, the Board made an exception to the retirement policy for Mr. Jacobson, who was scheduled to retire following the 2003 Annual Meeting.

There are no family relationships among any of the directors or executive officers of AFC and its subsidiaries.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all plan and non-plan compensation awarded to, earned by, or paid to the Chief Executive Officer of AFC and the four other most highly compensated executive officers of AFC and one individual for whom disclosure would have been required but for the fact that he was not an executive officer of AFC at the end of 2003 (collectively, the “Named Executive Officers”).

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compen- sation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)	All Other Compen- sation ($)(4)
Frederick H. Eppinger	2003	285,577	400,000	—	—	300,000	500,000
President and Chief Executive	2002	—	—	—	—	—	—
Executive Officer (5)	2001	—	—	—	—	—	—

Edward J. Parry, III	2003	450,000	385,000	—	—	60,000	506,000
Executive Vice President and	2002	384,154	200,000	—	—	50,000	5,500
Chief Financial Officer	2001	358,462	—	—	798,400	—	5,100

Mark A. Hug	2003	369,231	281,250	—	—	40,000	356,000
President, Life Companies (6)	2002	347,692	—	—	—	40,000	5,500
	2001	336,538	145,000	159,594	—	10,000	5,100

J. Kendall Huber	2003	375,000	212,000	—	—	40,000	356,000
Senior Vice President and	2002	333,846	125,000	—	—	33,000	5,500
General Counsel	2001	319,231	—	50,000	399,200	—	5,100

John P. Kavanaugh	2003	370,000	188,000	—	—	40,000	6,000
Vice President and	2002	370,000	127,000	—	—	45,000	5,500
Chief Investment Officer	2001	364,231	—	—	658,680	—	5,100

Robert P. Restrepo, Jr.	2003	391,154	227,800	11,539	—	60,000	607,872
Former President, Allmerica	2002	450,000	300,000	—	—	45,000	5,500
Property and Casualty Companies (7)	2001	450,000	—	261,106	249,500	32,500	5,100

(1)	Amounts represent annual incentive compensation bonuses.
(2)	The amount shown for Mr. Hug reflects relocation expenses and a sign-on bonus. The amount shown for Mr. Huber reflects a sign-on bonus. The amounts shown for Mr. Restrepo reflect payment for unused vacation days and relocation expenses.
(3)	Amounts reflect the market value of the restricted stock awards on the date of grant, which was then $49.90 per share. The receipt of restricted stock granted to the Named Executive Officers is deferred to the extent such compensation is not deductible to the Company under Internal Revenue Code Section 162(m). The aggregate holdings and market value of restricted stock as of December 31, 2003 ($30.77), for each individual were: Mr. Parry, 16,000 shares/$492,320; Mr. Huber, 8,000 shares/$246,160; and Mr. Kavanaugh, 13,200 shares/$406,164. Mr. Restrepo forfeited his restricted stock when he resigned. Dividends will be paid on restricted stock reported in this column to the extent dividends are paid to other shareholders of AFC. Dividends on deferred restricted stock will also be deferred.

(4)	The amount shown for Mr. Eppinger includes a $300,000 sign-on bonus, with which Mr. Eppinger elected to purchase AFC stock, and $200,000 paid to Mr. Eppinger to facilitate his purchase of an additional amount of stock to match that election. Amounts shown also reflect payments made to each of the eligible Named Executive Officers in the form of employer contributions to each Named Executive Officer’s 401(k) and related post-retirement accounts. The amounts shown for Messrs. Parry, Hug and Huber also reflect one-time retention payments. The amount shown for Mr. Restrepo also reflects a severance payment. See discussion below in the section titled “Employment and Severance Agreements and Non-Solicitation Agreements.”
(5)	Mr. Eppinger joined the Company effective August 28, 2003.
(6)	Mr. Hug resigned as an officer of the Company on February 27, 2004. Mr. Hug forfeited options to purchase 62,000 shares.
(7)	Mr. Restrepo resigned as an officer of the Company effective September 18, 2003. Mr. Restrepo forfeited 5,000 shares of restricted stock and options to purchase 250,250 shares.

Option Grants in Last Fiscal Year

The following table contains information concerning stock options granted to the Named Executive Officers in 2003. The Company has not granted stock appreciation rights to any of its Named Executive Officers. All of the stock options were granted pursuant to the Company’s Long-Term Stock Incentive Plan.

Individual Grants

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in 2003	Exercise or Base Price ($ per share)	Expiration Date	Grant Date Present Value(2)
Frederick H. Eppinger	300,000	16.4%	$23.58	08/28/2013	$1,565,703
Edward J. Parry, III	60,000	3.3%	$14.94	01/17/2013	$484,353
Mark A. Hug	40,000	2.2%	$14.94	01/17/2013	$322,902
J. Kendall Huber	40,000	2.2%	$14.94	01/17/2013	$322,902
John P. Kavanaugh	40,000	2.2%	$14.94	01/17/2013	$322,902
Robert P. Restrepo, Jr. (3)	60,000	3.3%	$14.94	01/17/2013	$484,353

(1)	The securities underlying the options granted were shares of the Company’s Common Stock. The options granted become exercisable in 25% increments on the first and second anniversaries with the remaining 50% becoming exercisable on the third anniversary of the date of grant.
(2)	In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in the table. The Company’s use of the model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value for the January 17, 2003 grants: options exercised from 2.5 to 5 years, stock price volatility of 122.34%, dividend yield of 0.0%, risk-free interest rate of 1.2% and no adjustment made for forfeitures or transferability. The following assumptions were made for purposes of calculating the Grant Date Present Value for the August 28, 2003 grant: options exercised from 2.5 to 5 years, stock price volatility of 39.34%, dividend yield of 0.0%, risk-free interest rate of 1.01% and no adjustments made for forfeitures or transferability. The real value of the options depends upon the actual performance of the Company’s Common Stock during the applicable period.
(3)	Mr. Restrepo forfeited these options when he resigned as an employee of the Company.

Year-End 2003 Option Value Table

The following table sets forth information for the Named Executive Officers regarding options to acquire shares of the Company’s Common Stock held as of December 31, 2003. All of the stock options were granted pursuant to the Company’s Long-Term Stock Incentive Plan.

Name	Shares acquired on exercise (#)	Value realized ($)	Number of Securities Underlying Unexercised Options at Year-End 2003 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Year-End 2003 ($)(1) Exercisable/Unexercisable
Frederick H. Eppinger	—	—	0/300,000	0/2,847,000
Edward J. Parry, III	—	—	43,100/95,400	0/1,087,800
Mark A. Hug	—	—	26,000/84,000	0/725,200
J. Kendall Huber	—	—	20,250/72,750	0/725,200
John P. Kavanaugh	—	—	64,050/74,950	66,840/725,200
Robert P. Restrepo, Jr.	—	—	0/0	0/0

(1)	Calculated based on the difference between the option exercise price and $30.77, the closing price per share of the Company’s Common Stock on the New York Stock Exchange Composite Tape on December 31, 2003.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2003 with respect to compensation plans under which equity securities of the Company are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	5,139,372	$37.80	3,646,646	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	5,139,372		3,646,646	(1)

(1)	Includes 3,606,143 shares available for future issuance under the Long-Term Stock Incentive Plan, all of which may be issued pursuant to stock options. The Long-Term Stock Incentive Plan also provides that no more than 25% of the total number of shares available under the Plan may be granted as restricted stock. Also includes 40,503 shares available for future issuance under the Non-Employee Director Stock Ownership Plan. The number of shares available for future issuance under the Long-Term Stock Incentive Plan was determined based on the formula set forth in that plan.

Employment, Severance and Non-Solicitation Agreements

The Company provided Mr. Eppinger with an offer letter which established his annual base salary at $750,000, subject to adjustment as of April 1, 2004. He received a one-time sign-on bonus of $300,000 on his first day of employment and to the extent that he purchased shares of stock in the Company, the Company agreed to fund his purchase of a matching number of shares up to an additional expenditure of $200,000. In addition, Mr. Eppinger was granted 300,000 stock options subject to terms and conditions applicable to all participants in the Company’s Long-Term Stock Incentive Plan. Pursuant to the offer letter, Mr. Eppinger received a $400,000 incentive compensation bonus for the calendar year 2003. His incentive compensation bonus potential for calendar year 2004 is targeted at 120% of his base salary measured by achievement of performance goals, up to 240% of base salary measured by achievement of all stretch goals. Mr. Eppinger will receive two times the sum of his base salary and target bonus in the event of (i) a change in control of the Company causing his termination or (ii) the termination of his employment by the Company without cause, independent of a change in control, which occurs within the first 18 months of his employment date. If a termination by the Company without cause, independent of a change in control, occurs at any time thereafter he will receive one times the sum of his base salary and target bonus. The Company will pay for reasonable costs of relocation for Mr. Eppinger and his family, including temporary accommodations for him pending relocation.

The Company entered into employment agreements with Messrs. Parry, Huber and Restrepo for a term from November 1, 2002 to December 31, 2003. The agreements established each individual’s base salary effective November 1, 2002 ($450,000 for Mr. Parry, $375,000 for Mr. Huber and $450,000 for Mr. Restrepo), and established 2002 incentive compensation bonus levels. The agreements also established retention payments if such individuals were employed by the Company through December 31, 2003: Mr. Parry received $500,000; Mr. Huber received $350,000; and Mr. Restrepo would have received $500,000. These employment agreements also provided for certain severance payments if their employment was terminated under certain circumstances prior to December 31, 2003. Pursuant to Mr. Restrepo’s agreement, he received a $600,000 severance payment. These agreements terminated as of December 31, 2003.

In connection with Mr. Hug’s resignation as an officer of the Company effective February 27, 2004, the Company agreed to pay Mr. Hug $475,000. This arrangement is subject to conditions regarding confidentiality, non-solicitation and proprietary information. Mr. Hug also forfeited outstanding options to acquire 62,000 shares of AFC stock.

All of the Company’s Named Executive Officers are subject to various non-solicitation agreements with the Company. These arrangements generally provide that, during employment and for a period of two years after termination, the executive officer will not recruit or solicit, attempt to induce, or assist or encourage others to recruit or solicit, any employee, agent or broker of the Company to terminate employment with the Company. These arrangements also generally prohibit the executive officers from soliciting the business or patronage of any policyholders or existing or prospective clients, customers or accounts of the Company that were contacted, solicited or served while the executive officer was employed by the Company. Finally, these arrangements provide that all proprietary information relating to the Company’s business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

Employment Continuity Plan

Each of the Named Executive Officers (with the exception of Mr. Eppinger, whose arrangements are described in the preceding section, and Messrs. Hug and Restrepo, who are no longer employed by the Company) and certain other officers of the Company participate in the Allmerica Financial Corporation Employment Continuity Plan (the “Employment Continuity Plan”). In the event of a Change in Control (defined below) of the Company and subsequent involuntary or constructive termination of a participant within a two-year period after the Change in Control, or voluntary termination of a participant in the 13th month after a Change in Control, the Employment Continuity Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a Multiplier (defined below) times the sum of a participant’s base salary, target bonus for the year in which the Change in Control occurs and the amount that otherwise would have been credited under the Company’s cash balance pension plan sponsored by the Company or its affiliates. The Multiplier is three (3) for Messrs. Huber and Parry, and two (2) for Mr. Kavanaugh. Additionally, the Employment Continuity Plan provides for continued coverage under the health and welfare benefit plans sponsored by the Company and its affiliates, the lump-sum actuarial equivalent for grandfathered benefits earned under the retirement plan for “transition group” employees for the number of years commensurate with the Multiplier, an amount equal to the participant’s target bonus pro-rated for service performed in the year of termination, and outplacement services. Participants are also entitled to a gross-up payment when the Change in Control payment or other benefit under the plan is subject to the excise tax imposed by section 4999 of the Internal Revenue Code.

For purposes of the Employment Continuity Plan, a Change in Control is defined as follows: (i) a change in the composition of the Board of Directors such that the Incumbent Directors (as defined in the Employment Continuity Plan) at the beginning of any consecutive twenty-four month period cease to constitute a majority of the Board; (ii) any person or group is or becomes the beneficial owner of 35% or more of the Company’s voting stock outstanding; (iii) a merger or consolidation of the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the merger or consolidation own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the merger or consolidation; (iv) the approval by shareholders of a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the approval by shareholders of a plan of liquidation or dissolution of the Company.

In the event of a Change of Control, for all stock awards and stock options granted to a participant pursuant to the Company’s Long-Term Stock Incentive Plan that do not otherwise vest immediately after the Change of Control, the participant will be paid a lump sum amount equal to (i) the fair market value of all stock awards as of the date of the Change of Control (excluding stock options) and (ii) with respect to stock options, the excess of the fair market value of the Company’s common stock as of the date of the Change of Control over the stock option exercise price.

Pension Benefits

The Company maintains a tax-qualified, non-contributory defined benefit pension plan (the “Pension Plan”) for the benefit of eligible employees. Prior to January 1, 1995, the Pension Plan benefit formula (the “Prior Plan Formula”) was based upon a percentage of the participant’s final average compensation multiplied by years of credited service, to a maximum of 35 years. Final average compensation was defined as the average of the highest consecutive five years of eligible compensation or last 60 months, if greater. Benefits under this formula were frozen for all employees as of December 31, 1994.

Effective January 1, 1995, the Company modified the Pension Plan to provide for a cash balance plan formula (the “Cash Balance Formula”). Each year, the Company allocates a percentage of a participant’s eligible compensation to a separate memorandum account established for the participant. At the end of the year the Company sets the allocation percentage based on Company performance, with a minimum of 0.5% of eligible compensation. Through December 31, 2003, participants were allowed to elect hypothetical investment options from choices provided by the Company. Effective January 1, 2004, the Company eliminated all hypothetical investment options. The Pension Plan now pays a fixed interest rate determined annually, as described below. Upon termination of employment, participants may elect to receive a monthly annuity payment or an immediate lump sum payment.

The Company also maintains an Excess Benefit Plan, which provides eligible individuals with the difference between the benefits calculated under the Pension Plan formula (including the Cash Balance Formula) without regard to Federal limitations and the maximum amount that may be paid from the Pension Plan under Federal tax laws, and a Non-Qualified Executive Deferred Compensation Plan, which allows certain employees to defer up to 12.5% of their base salary. Both of these plans are unfunded and non-qualified.

Based on the assumptions set forth below, the estimated annual single life annuity retirement benefits that would be payable at the normal retirement age of 65 for the Named Executive Officers are as follows: Mr. Eppinger, $122,742.12; Mr. Parry, $224,436.48; Mr. Huber, $83,151.24; Mr. Kavanaugh, $147,188.76; Mr. Hug, $19,658.28; and Mr. Restrepo, $27,071.04. The amounts for the Named Executive Officers, other than Messrs. Hug and Restrepo, were calculated under the Prior Plan Formula, where applicable, and the Cash Balance Formula, including Excess Plan Benefits. Amounts in the Cash Balance memorandum accounts for Messrs. Eppinger, Parry, Huber and Kavanaugh were projected to age 65 assuming: (i) each individual’s eligible compensation until retirement equals base salary with any future bonuses as shown in the Executive Compensation Table for 2003, with a projected salary growth of 3%, (ii) an annual allocation of 5% of eligible compensation and (iii) an assumed annual investment income rate of 5% for all executives. This assumed rate is based on the expected rate of return over time for the “General Agreement of Trade and Tariffs” (GATT) and is consistent with the actuarial assumptions of the qualified Cash Balance Pension Plan. This replaces hypothetical investment options previously offered in the Cash Balance Pension Plan. Amounts for Messrs. Hug and Restrepo were calculated based on actual cash balance allocations, dates of termination of employment, and an investment income rate projected to age 65.

Compensation Committee Report

The Compensation Committee (the “Committee”) is responsible for reviewing and establishing the Company’s compensation practices and policies. The Committee recommends to the independent members of the Board the compensation level (including base and incentive compensation) of the Chief Executive Officer and other senior executive officers (“Senior Executives”), including the Named Executive Officers. In addition, the Committee approves the compensation plan structure for other senior officers. The Committee also reviews and recommends for Board approval all Board and Committee compensation. In executing its compensation responsibilities, the Committee utilizes the assistance of one or more independent compensation consulting firms selected by the Committee. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. The Board has affirmatively determined the independence of each member of the Committee, based on the independence standards adopted by the Board, and the independence requirements of the New York Stock Exchange. In addition, each member of the Committee qualifies as a non-employee director under Securities and Exchange Commission Rule 16(b)-3 and as an outside director under Internal

Revenue Code Section 162(m). The independent members of the full Board of Directors have final authority to approve the compensation of the Chief Executive Officer.

Compensation Philosophy.

The objectives of our executive compensation program are:

•	to attract and retain individuals key to the future success of AFC and its subsidiaries,

•	to motivate executives to achieve the business objectives of AFC,

•	to adhere to a pay-for-performance philosophy aligned with the achievement of the Company’s key operating goals, and

•	to align the long-term interests of executives with those of shareholders.

Components of Compensation.

The principal components of the executive compensation program are base salary, performance-based annual incentive compensation and long-term incentive compensation. Annual base salaries of the Named Executive Officers and other key executives are set at levels considered to be competitive with amounts paid to executive officers with comparable qualifications, experience and responsibilities at competing companies, based on published surveys, proxy and other information.

The Company maintains an annual incentive compensation plan providing supplementary cash compensation (bonuses) to key employees who contribute materially to the success of the Company and its subsidiaries. During 2003, annual incentive compensation under this plan was tied to the achievement of significant financial performance goals, including corporate earnings per share and business unit operating income, and individual performance. The pool out of which bonuses were paid to executive officers for 2003 was determined in accordance with plan terms.

The Company awards long-term incentive compensation under AFC’s Long-Term Stock Incentive Plan (the “Stock Plan”), which provides restricted stock grants, stock options and other stock-based compensation intended to promote superior performance over a longer period of time. For 2003, the Committee provided eligibility for executives and key employees of the Company for grants of stock options under the terms of the Stock Plan. Stock options provide executives with the opportunity to acquire an equity interest in the Company and to participate in created shareholder value as reflected in growth in the price of the Common Stock. The option exercise price equals 100% of the fair market value of the Common Stock on the date of option grant, thereby ensuring that plan participants will derive benefits only as shareholders realize corresponding gains. To ensure a long-term perspective, options vest over a three-year period and have a maximum 10 year term. Awards under the Stock Plan are intended to attract and retain executives and to satisfy the objectives of linking executives’ long-term interests with those of the shareholders and to encourage stock ownership in the Company. Factors we considered in determining the grant to executives of awards under the Stock Plan include the contribution of each executive to the long-term performance of AFC and the importance of such executive’s responsibilities within the organization.

Following the resignation on October 28, 2002 of the Company’s former president and chief executive officer, the Compensation Committee determined that, in order to maintain continuity in management until a new chief executive officer was selected, it was in the Company’s best interest to enter into employment agreements with certain executive officers who were considered key to the Company’s ongoing operations during that transition period. These agreements provided for one-time retention payments if such officers continued with the Company until December 31, 2003. These agreements expired on or before December 31, 2003. Agreements with the Named Executive Officers are described in detail earlier in this Proxy Statement under the heading “Employment and Severance Agreements and Non-Solicitation Agreements”.

Compensation of the Chief Executive Officer.

Mr. Eppinger joined the Company in August 2003. In establishing Mr. Eppinger’s base compensation, as set forth in his offer letter, and determining his incentive compensation, the Committee compared Mr. Eppinger’s compensation against the comparative base salaries, annual and long-term incentives and other compensation of chief executives of a peer group of property and casualty insurance companies that the Company competes with for senior management talent. The Committee engaged an independent compensation consultant to assist with the peer group comparisons. In comparison to the peer group of companies, the sum of Mr. Eppinger’s base salary and his potential for incentive compensation as a percentage of base salary was within the median market range. To further align Mr. Eppinger’s interests with those of the Company’s shareholders, and as an incentive for future performance, the Committee approved the grant of stock options for 300,000 shares of stock to Mr. Eppinger in September 2003 pursuant to the Stock Plan. Pursuant to his offer letter, Mr. Eppinger was paid an incentive compensation bonus in 2003 of $400,000.

The Committee believes that the executive compensation policies of AFC and its subsidiaries are appropriate both to attract and retain corporate officers and other key employees with outstanding abilities and to motivate them to perform to the full extent of their abilities.

Compliance with Internal Revenue Code Section 162(m).

Section 162(m) of the Internal Revenue Code, generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to a corporation’s chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation, such as stock options and annual bonuses paid under the Short-Term Incentive Compensation Plan which was previously approved by shareholders, is not subject to the deduction limit if certain requirements are met. The Committee currently intends, where practicable in light of other considerations, including the necessity of maintaining competitive pay practices, to structure performance-based executive compensation with a view toward maximizing the deductibility to the Company of such compensation, but reserves the right, in appropriate circumstances, to pay amounts that are not deductible.

Members of the Compensation Committee:

John R. Towers, Chair

Gail L. Harrison

M Howard Jacobson

ITEM II

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The firm of PricewaterhouseCoopers LLP has been appointed by the Audit Committee of the Board of Directors, to be AFC’s independent accountants for 2004. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Board of Directors recommends that you vote FOR the proposal to ratify the selection of the firm of PricewaterhouseCoopers LLP as independent accountants for AFC for 2004. If ratification is not obtained, the Audit Committee will reconsider the appointment.

Fees Incurred by AFC for PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued by AFC for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal 2003 and 2002:

	2003	2002
Audit Fees (1)	$1,869,000	$2,000,000
Audit-Related Fees (2)	156,000	671,000
Tax Fees (3)	130,000	898,000
All Other Fees (4)	427,000	2,099,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)	Audit-related fees consisted primarily of internal control consulting, benefit plan audits, attestation services and accounting consultations in connection with proposed transactions.
(3)	Tax fees principally included subsidiary tax basis studies, tax planning, premium tax studies and consultations related to proposed transactions.
(4)	Other services in 2003 included employee benefit plan valuation and consulting services, while in 2002 such services also included benefit plan and information technology consulting, actuarial consulting related to the life and annuity business, and other business process consulting. Included in the amount for 2002 are $1,279,000 of fees to PwC Consulting, the consulting business PricewaterhouseCoopers LLP sold to IBM Corporation on October 1, 2002.

Pre-Approval Policy

The Audit Committee is required to pre-approve all services performed by the independent auditor. At the beginning of each annual audit cycle, the Audit Committee pre-approves certain types of recurring audit, audit-related and other services, but such recurring projects with fees equal to or greater than $250,000 must be specifically approved.

The Chairman of the Audit Committee (or, in his absence, any other member of the Audit committee) has the authority to pre-approve other audit-related and non-audit services to be performed by AFC’s independent auditors and associated fees, provided that any decisions to pre-approve such audit-related or non-audit services and fees are reported to the full Audit Committee at its next regular meeting.

Audit Committee Report

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2003.

Review of Financial Statements and Other Matters with Independent Auditors

The Audit Committee discussed with the Company’s independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as modified. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, and has discussed with PricewaterhouseCoopers its independence from the Company. The Audit Committee has considered whether the provision of the non-audit professional services to the Company in 2003 is compatible with maintaining PricewaterhouseCoopers’ independence from the Company.

Recommendation that Financial Statements be Included in Annual Report

Based on the reviews and discussions referred to above and relying thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission (the “Commission”).

Other Matters

The Audit Committee satisfied its responsibilities under its Charter for the year 2003.

In accordance with the rules of the Commission, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the Commission or subject to the Commission’s Regulation 14A, other than as provided in Item 306 of Regulation 5-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

March 17, 2004

AUDIT COMMITTEE

Robert J. Murray, Chair

M Howard Jacobson

Wendell J. Knox

Joseph R. Ramrath

ITEM III

APPROVAL OF SHORT-TERM INCENTIVE COMPENSATION PLAN

General

The Company has an annual, executive, short-term incentive compensation program (the “STIC Plan”) that is intended to provide certain company executives with incentive compensation based upon the achievement of pre-established performance goals and individual performance. The STIC Plan is intended to provide an incentive for profitable growth, to motivate participating executives toward even higher achievement and operating results, to tie their goals and interests to those of the Company and its shareholders and to enable the Company to attract and retain highly qualified executives.

At the 1999 Annual Meeting of Shareholders, the shareholders approved the STIC Plan so that the STIC Plan would comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Under the Internal Revenue Code, such plans must be approved by shareholders at least every five years. By approving at this Annual Meeting the plan described below, the Section 162(m) requirements concerning shareholder approval will continue to be satisfied.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), a publicly-held corporation is generally not entitled to a federal income tax deduction with respect to any taxable year for compensation in excess of $1 million to its chief executive officer or any of its other four highest paid named executive officers in office at the end of the year. Qualifying performance-based compensation is not subject to this deduction limitation. To qualify for the performance-based exception under Section 162(m), compensation must be paid under a plan the material terms of which, including the general performance criteria used as the bases for determining awards, have been approved by stockholders, and must meet other requirements set forth in regulations under Section 162(m). Under Section 162(m), in general, the general performance criteria and other material plan terms must be disclosed and approved by stockholders every five years.

On March 15, 2004, the Compensation Committee of the Company’s Board of Directors, which consists entirely of outside directors, approved the 2005 Short-Term Incentive Compensation Plan (the “2005 STIC Plan”), subject to shareholder approval. The 2005 STIC Plan is intended to satisfy the applicable provisions of and is being submitted to stockholders pursuant to Section 162(m) in order to maximize the deductibility of short-term incentive compensation awards.

The 2005 STIC Plan will provide incentives for certain Company executives to achieve a sustained, high level of financial performance for the Company, while enhancing the Company’s ability to deduct the cost of such incentives for tax purposes. Annual incentive compensation programs with comparable performance measures have generally been made available to certain other officers and key employees; however, the tax deductibility of such payments is not dependent on the approval of such plans by shareholders and administration in accordance with Section 162(m). The Committee generally intends to take reasonable measures to avoid the loss of a Company tax deduction due to Section 162(m). The Committee may in certain circumstances, however, approve bonus or other payments outside of the 2005 STIC Plan that do not meet the material terms of the 2005 STIC Plan and that may not be tax deductible. Accordingly, the Board of Directors believes that approval of the 2005 STIC Plan is in the best interests of the Company and its stockholders and recommends that the stockholders approve its adoption.

The Board of Directors recommends a vote FOR approval of the Short-Term Incentive Compensation Plan.

The full text of the 2005 STIC Plan is set forth in Exhibit A, attached hereto. The following description of certain features of the 2005 STIC Plan is qualified in its entirety by reference to the full text of the plan. Capitalized terms used in this description have the same meaning as defined in the 2005 STIC Plan.

Administration; Eligible Employees. The 2005 STIC Plan is administered by the Compensation Committee of the Board of Directors or, if any member of the Compensation Committee is not an outside director, by a subcommittee of the Compensation Committee consisting of those members of the Compensation Committee who are outside directors (such committee or subcommittee referred to in this description as the “Committee”). In addition, a committee of independent directors or a successor committee of the Board may also be authorized by the Board of Directors to establish, administer and/or ratify performance goals and awards. The Committee shall interpret the 2005 STIC Plan, although it may delegate to management non-discretionary administrative functions. Only executive officers of the Company (as defined under Rule 3b-7 of the Securities Exchange Act of 1934) are eligible to participate in the 2005 STIC Plan.

Performance Criteria. The Committee will select the performance criterion or criteria for any individual position and the formulas for determining the amount of payment that the Committee may award for performance during any Award Period not later than 90 days after the commencement of an Award Period, but in no case after 25% of the Award Period has elapsed. The performance criteria that the Committee may use shall be based on any one or more of the following, which shall be stated for the Chief Executive Officer and the next four highest paid executive officers in terms of an objective formula or standard as required by Section 162(m), and which may be: (a) determined solely by reference to the Company’s performance, any subsidiary or affiliate of the Company or any division or unit of any of the foregoing, or (b) based on performance of any one or more of the following: (i) earnings per share, (ii) return on equity, (iii) cash flow, (iv) return on total capital, (v) return on assets, (vi) economic value added, (vii) increase in surplus, (viii) reductions in operating expenses, (ix) increases in operating margins, (x) earnings before income taxes and depreciation, (xi) total shareholder return, (xii) return on invested capital, (xiii) cost reductions and savings, (xiv) earnings before interest, taxes, depreciation and amortization, (xv) pre-tax operating or segment income, (xvi) stock price, (xvii) productivity improvements, or (xviii) an executive’s attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long term business goals.

Determination of Awards. Within 90 days of the beginning of each Award Period, the Committee will select, from among the Company’s executive officers, those persons who will participate in the 2005 STIC Plan for an Award Period and designate for each such Participant a specific percentage of the participant’s base or year end salary as such Participant’s potential award (a “Potential Award”). An individual Participant’s Potential Award in any Award Period is limited to the lesser of $3,000,000 or 300% of the Participant’s base salary or year end salary rate, as determined by the Committee. When the Company’s financial results for a given Award Period have been determined, the Committee will determine, and certify in writing, whether the pre-established performance goals and objectives have been satisfied in such year with respect to the Chief Executive Officer and the next four highest paid executive officers. The actual bonus award for any Participant shall be determined based upon the pre-established compensation formula or methods. In determining the actual award for the Chief Executive Officer and the other four highest compensated executive officers, the Committee may exercise discretion to reduce (but not increase) the award from the dollar amount of the Potential Award for such Participants. The Committee may use discretion to reduce or to increase awards to other Participants in the Plan. The Committee may base any reduction on the Company’s financial performance, the Participant’s performance, and/or competitive compensation levels. Awards may be paid in cash, Company stock or a combination of the foregoing as determined by the Committee.

New Plan Benefits. The benefits or amounts, if any, that may be received by or allocated to the CEO, the Name Executive Officers and all current executive officers as a group are not presently determinable. If the 2005 STIC Plan had been in effect in 2003, the awards received by the Company’s executive officers would not have been greater than the awards actually received by such persons for 2003. The Summary Compensation Table above lists the 2003 awards for the CEO and the other Named Executive Officers.

Awards under other Plans. Except in those circumstances described in the following sentence, nothing in the 2005 STIC Plan limits the Company’s ability to make any award to any person (including a participant in the 2005 STIC Plan) under any other plan or arrangement or on an ad hoc basis.

The Board of Directors of the Company recommends a vote FOR the approval of the 2005 Short-Term Incentive Compensation Plan. Proxies solicited on behalf of the Board of Directors will be voted in accordance with the specifications made on the form of proxy. Where no specification is made, proxies will be voted FOR the approval of the 2005 Short-Term Incentive Compensation Plan.

An affirmative vote of a majority of the votes properly cast is required for approval of the 2005 STIC Plan.

COMMON STOCK PERFORMANCE CHART

The following graph compares the performance of the Company’s Common Stock since December 31, 1998, with the performance of the S&P 500 Index and with the performance of an industry peer group comprised of a composite of two published indices—the S&P Property-Casualty Insurance Index and the S&P Life/Health Insurance Index. Returns of the latter two indices have been weighted according to their respective aggregate market capitalization at the beginning of each period shown on the graph. The graph plots the changes in the value of an initial $100 investment over the indicated time periods, assuming reinvestment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN *

AMONG ALLMERICA FINANCIAL CORPORATION,

THE S&P 500 INDEX AND A PEER GROUP

* $100 invested on 12/31/98 in stock or index—including reinvestment of dividends. Fiscal year ending December 31.

The insurance composite is a market value weighted composite of the S&P Property-Casualty Insurance and the S&P Life/Health Insurance indices. The components of the insurance composite have been weighted in accordance with the respective aggregate market capitalization of the companies in each index at the beginning of each period shown on the graph, as indicated below:

	12/98	12/99	12/00	12/01	12/02	12/03
S&P Property-Casualty	75.58%	72.16%	64.05%	60.20%	62.80%	61.66%
S&P Life-Health	24.42%	27.84%	35.95%	39.80%	37.20%	38.34%

Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

The Audit Committee Report, Compensation Committee Report and Stock Price Performance Graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that AFC specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “Commission”) and the New York Stock Exchange (the “NYSE”). Such persons are required by Commission regulations to provide to AFC copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to AFC and written representations from AFC’s executive officers and directors, AFC believes that during 2003 there was full compliance with all Section 16(a) filing requirements, except that 401(k) holdings of AFC stock were inadvertently omitted from Mr. Firstenberg’s initial Form 3 filing on November 3, 2003. In addition, a late filing in January 2003 was previously reported in last year’s proxy statement. Corrective reports have been filed.

COST OF PROXY SOLICITATION

The Company will pay the cost of soliciting proxies. Proxies may be solicited on the Company’s behalf by Directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission.

HOUSEHOLDING INFORMATION

Some brokers and nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or our Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you, if you call (800) 407-5222 or write to AFC at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). If you are receiving multiple copies at your household and would like to receive only one copy for your household in the future, you should contact your broker or nominee, or our Investor Relations department.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Business Relationships

The Company’s subsidiaries or affiliates have, from time to time, retained the services of Bowditch & Dewey LLP, a law firm in which Mr. Angelini is a partner. In 2003, the Company paid Bowditch & Dewey LLP $17,518 for legal services performed during the year. The Nominating and Corporate Governance Committee and the Board of Directors have determined that these nominal payments do not affect Mr. Angelini’s status as an “independent director”, based on the independence standards adopted by the Board and the requirements of the NYSE.

Indebtedness of Management

As reported in the 2003 proxy statement, in connection with the relocation to Worcester, Massachusetts of Robert P. Restrepo, Jr. in February 2001 the Company established a $1 million line of credit for the purchase and renovation of Mr. Restrepo’s home in Worcester. The Compensation Committee of the Board of Directors

reviewed and approved the line of credit. Amounts outstanding under the line of credit bear interest at a fixed rate of 5.87% (the applicable federal rate for December 2000), compounded annually. Outstanding principal and accrued interest become due on February 5, 2006. Security for the line of credit consists of a third mortgage on the acquired real estate. Pursuant to the promissory note, if the lender so chooses, amounts outstanding under the line of credit become immediately due and payable upon or after the termination of Mr. Restrepo’s employment with the Company. The largest aggregate amount of indebtedness outstanding during the last fiscal year was $1,238,508.55 on October 9, 2003. Pursuant to Mr. Restrepo’s severance agreement, his 2003 short-term incentive compensation award and all his holdings of AFC stock were applied toward repayment of the loan. As of February 29, 2004, the total amount outstanding under the loan consisted of principal of $466,651.58 and accrued interest of $5,253.50.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain without charge a copy of AFC’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the Commission pursuant to the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2003, by calling (800) 407-5222 or by writing to AFC at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Secretary). The information is also available on the Company’s web site at www.allmerica.com/home/ir/index.html.

OTHER MATTERS

Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS

Proposals submitted by shareholders of AFC must be received by the Company’s Secretary, Allmerica Financial Corporation, 440 Lincoln Street, Worcester, Massachusetts 01653 on or before December 6, 2004, to be eligible under the Commission’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials relating to the 2005 Annual Meeting of Shareholders.

Any shareholder proposal to be considered at the Company’s 2005 Annual Meeting of Shareholders, but not included in the proxy materials, must be submitted to the Company’s Secretary by February 18, 2005, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to shareholder proposals submitted prior to February 18, 2005, unless the proponent otherwise complies with the requirements of the Commission’s Rule 14a-4 or Rule 14a-8.

DATED at Worcester, Massachusetts this 5th day of April 2004.

ByOrder of the Board of Directors,

CHARLESF. CRONIN VicePresident and Secretary

EXHIBIT A

SHORT-TERM INCENTIVE COMPENSATION PLAN

1.	Purpose

The purpose of this Short-Term Incentive Compensation Plan (the “Plan”) is to promote the best interests of Allmerica Financial Corporation (the “Company”) and its shareholders by providing additional incentives for certain senior executives of the Company to achieve a sustained, high level of financial success for the Company and to assist the Company in meeting and exceeding its business goals. This Plan does that by placing a portion of the senior executives’ annual compensation at risk based on Company and individual performance.

2.	Administration

This Plan will be administered by the Compensation Committee of the Board of Directors which will be comprised of two or more members of the Board and, if any member of the Compensation Committee is not an “outside director” for the purposes of Section 162(m), by a subcommittee of the Compensation Committee consisting of those members of the Compensation Committee who are “outside directors” for such purposes. The Compensation Committee or subcommittee administering this Plan is referred to herein as the “Committee.” The Committee may delegate to management administrative functions that do not involve discretion. The Committee shall have the authority to interpret this Plan, and any interpretation or decision by the Committee with regard to any questions arising under this Plan shall be final and conclusive on all Participants in this Plan. In addition, a committee of independent directors (or a successor committee of the Board, in each case consisting solely of directors who would be eligible to be a member of the Compensation Committee under the criteria described above) can also be delegated by the Board of Directors the authority to establish, administer and/or ratify performance goals and any awards or potential awards under this Plan.

3.	Eligibility; Participants

Only Executive Officers of the Company (as defined under Rule 3b-7 of the Securities Exchange Act of 1934) shall be eligible to participate in this Plan for any calendar year, or any other period designated by the Committee (an “Award Period”). Not later than 90 days after the beginning of each Award Period, the Committee shall (a) select from among those eligible, the persons who shall participate in this Plan (the “Participants”) for the Award Period, and (b) designate for each Participant a specific percentage or a range of percentages of the Participant’s Base Salary as the Participant’s potential award (the “Potential Award”). A Potential Award cannot exceed 300% of a Participant’s Base Salary or $3,000,000, whichever is less. Base Salary means as to any Award Period a Participant’s actual base salary or year-end base salary rate as approved by the Committee. Such Base Salary shall be determined before (i) deductions for taxes or benefits or other items and (ii) deferrals of compensation.

4.	Performance Criteria/Performance Goals

Not later than 90 days after the commencement of the Award Period (but in no case after 25% of the Award Period has elapsed), the Committee shall specify and establish in writing, by resolution of the Committee or other appropriate action, the measurements of corporate performance of the Company that must be met in order for a Participant to receive a payment under this Plan (the “Performance Goals”). The performance criteria that the Committee may use shall be based on any one or more of the following, which shall be stated for the Chief Executive Officer and the next four highest compensated executive officers in terms of an objective formula or standard as required by Section 162(m) and which (a) may be determined solely by reference to the Company’s performance, any subsidiary or affiliate of the Company or any division or unit of any of the foregoing, and (b) must be based on the performance of any one or more of the following: (i) earnings per share, (ii) return on equity, (iii) cash flow, (iv) return on total capital, (v) return on assets, (vi) economic value added, (vii) increase in surplus, (viii) reductions in operating expenses, (ix) increases in operating margins, (x) earnings before income taxes and depreciation, (xi) total shareholder return, (xii) return on invested capital, (xiii) cost reductions and savings, (xiv) earnings before interest, taxes, depreciation and amortization, (xv) pre-tax operating or segment income, (xvi) stock price, (xvii) productivity improvements, or (xviii) an executive’s attainment of personal objectives with respect to any of the foregoing criteria or the following criteria: growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long term business goals.

The Performance Goals established by the Committee may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets, and be based on Generally Accepted Accounting Principles, Statutory Accounting Principles or some other recognized or pre-defined basis, provided that at the time of establishing the Performance Goals the outcome shall be substantially uncertain. In establishing Performance Goals, the Committee, in its discretion, may include or exclude the impact of items such as: unusual and infrequent events; realized investment gains and losses; acquisitions; divestitures; reserve changes; catastrophes; accounting changes; and restructuring expenses.

5.	Payments

As soon as practicable after the end of the Award Period, the Committee shall certify in accordance with Section 162(m) whether (and, if so, to what extent) the Performance Goals have been achieved and shall approve payments for Participants. In no event may a payment to a Participant who is the Chief Executive Officer or one of the Company’s next four most highly paid executives in office at the end of such year exceed the maximum amount permitted to be paid for meeting the Performance Goal (the “Award”), but the Committee may exercise negative discretion to cause the payment to such individuals to be less than the Award. The Committee may use discretion to reduce or to increase awards to other Participants in this Plan.

Awards will be paid in cash, shares of the Company or a combination of the foregoing and will be made after the Committee has certified its determinations in writing or may, at the election of the Participant and under procedures adopted by the Committee or any deferred compensation plans from time to time in effect and in accordance with the regulations promulgated under Section 162(m) or otherwise, be deferred.

6.	Tax Withholding

The Company will deduct any required withholding taxes or other amounts required by law to be withheld from the payments under this Plan.

7.	No Rights to Awards or Continued Employment

No person shall have any claim or right to be granted an Award, nor shall the selection for participation in the Plan for any Award Period be construed as giving a Participant the right to be retained in the employ of the Company for that Award Period or for any other period.

8.	Amendments

The Plan may be amended at any time by the Committee. In the event that subsequent guidance under Section 162(m) is substantially different, with the effect that the Plan fails to ensure the deductibility of the compensation payable hereunder, the Committee shall retain the right to modify the Plan to the extent necessary to conform any provisions hereof to bring them into compliance, including but not limited to deletion of any nonconforming provisions, or to discontinue the Plan altogether. No amendment shall be made without approval of the stockholders of the Company if such approval is required in order for the Plan to continue to meet the requirements of Section 162(m) of the Code.

This Plan is not a contract between the Company and any employee of the Company. No employee of the Company or other person shall have any claim or right to be granted any payment or award under this Plan until such payment or award is actually granted. Nothing contained in this Plan shall limit the ability of the Company to make payments or awards to an employee under any other plan, agreement or arrangement.

9.	Plan Term

This Plan shall be effective as of the date adopted by the Committee, subject to receiving shareholder approval at the 2004 Annual Shareholders Meeting, and shall remain in effect for subsequent Award Periods until terminated by the Company’s Board of Directors.

10.	Miscellaneous

The validity, construction, interpretation, administration and effect of this Plan and its rules and regulations, and rights relating to this Plan, shall be determined solely in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

If any term or provision of this Plan or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of this Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision hereof shall be valid and be enforced to the fullest extent permitted by applicable law.

A Participant’s right and interest under this Plan may not be assigned or transferred and any attempted assignment or transfer shall be null and void and shall extinguish, in the Committee’s sole discretion, the Company’s obligation under this Plan to pay any amount with respect to the Participant.

No member of the Board of the Company and no officer, employee or agent of the Company or an affiliate of the Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving bad faith, for anything done or omitted to be done in the administration of the Plan.

09668 (Rev. 1/04)

[ALLMERICA FINANCIAL LOGO APPEARS HERE]

Annual Meeting of Shareholders

Tuesday, May 4, 2004

9:00 a.m.

440 Lincoln Street

Worcester, MA

Your vote is important. Please vote your proxy today.

Ú DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL Ú

☒	Please mark your votes as in this example.

The Board of Directors recommends a vote FOR all Nominees and FOR Proposals 2 and 3.

1.	For the election of all nominees except as otherwise indicated (see reverse)	FOR ALL NOMINEES	FOR	WITHHELD	WITHHELD FROM ALL NOMINEES	NOMINEES: Michael P. Angelini, Edward J. Perry, III and Herbert M. Varnum	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent public accountants of Allmerica Financial Corporation.	FOR	AGAINST	ABSTAIN
		FOR all nominees, except those listed on the line above.					3.	Approval of Short- Term Incentive Compensation Plan described in Proxy Statement.	FOR	AGAINST	ABSTAIN

Mark here for address change and note on the reverse side.

In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

Signature: __________________________ Date: __________ Signature: _____________________________ Date: __________

Directions To Allmerica Financial

From Boston.

Follow the Mass Pike west to exit 11A. • Follow Rte. 495 north to exit 25. • Take Interstate 290 west to exit 20. • Turn right onto Lincoln Street. Allmerica Financial is on your left.

From New Hampshire And Northeastern Massachusetts.

Follow Route 495 south to exit 25. • Take Interstate 290 west to exit 20. • Take a right onto Lincoln Street. Allmerica Financial is on your left.

From Connecticut And Western Massachusetts.

Follow the Mass Pike east to exit 10. • Proceed along Interstate 290 east to exit 20. Stay to the right when exiting. • At the end of the exit ramp, proceed through one set of traffic lights to a second set of lights. • Turn left onto Lincoln Street and drive approximately one-quarter mile. Allmerica Financial is on your left.

Where To Park.

Parking is available at Allmerica Financial’s front entrance on Lincoln Street. All visitors are requested to enter the main lobby and register with the receptionist upon arrival.

[GRAPHIC]

Ú FOLD AND DETACH HERE Ú

ALLMERICA FINANCIAL CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2004

P R O X Y

The undersigned, having received the Notice of Annual Meeting of Shareholders and the Board of Directors’ Proxy Statement (the “Proxy Statement”), hereby appoint(s) Frederick H. Eppinger, Jr. and J. Kendall Huber and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of Allmerica Financial Corporation to be held May 4, 2004, and all adjournments thereof (the “Meeting”), and there to vote all shares of Common Stock of Allmerica Financial Corporation that the undersigned would be entitled to vote, if personally present, in regard to all matters that may come before the Meeting.

For the participants in The Allmerica Financial Employees’ 401(k) Matched Savings Plan and The Allmerica Financial Agents’ Retirement Plan, this proxy card will constitute voting instructions to the Trustee under the Plans. As a participant in the Plans, the undersigned understands that, in accordance with the terms of the Plans, these instructions shall be held in the strictest confidence by the Trustee and shall not be divulged or released to any person, including officers or employees of the Company. These instructions will be followed as directed. Shares held in the Plans for which no voting instructions are received by the Trustee will not be voted. Instructions received by the Trustee after April 29, 2004, will not be counted.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting and (ii) with respect to the election of Directors in the event that any of the nominees is unable or unwilling to serve. The Proxy when properly executed will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent public accountants and FOR approval of the Short-Term Incentive Compensation Plan.

ELECTION OF NOMINEES:

Michael P. Angelini

Edward J. Parry, III

Herbert M. Varnum

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?